TERMINATION OF REAL PROPERTY LEASE

THIS TERMINATION OF REAL PROPERTY LEASE (this “Termination”) is executed effective as of the 9th day of February 2017, by and between Meier Properties, Series LLC, a Utah limited liability company (“Lessor”), and Superior Auto Body and Paint, LLC, a Utah limited liability company (“Lessee”). This Termination shall terminate that certain Lease dated effective May 25, 2012 by and between Lessor and Lessee (the “Lease”) covering that certain land and improvements thereon located at 3978 West 12600 South, Riverton, Utah 84065 (the “Property”).

In consideration of the mutual benefits to be derived from the termination of the Lease, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.       Termination. The parties hereby agree that the Lease shall terminate on February 9, 2017 (the “Termination Date”). Lessee covenants and agrees that it will tender exclusive possession of the Property to Lessor on the Termination Date.

2.       Release. Lessee and Lessor hereby release each other from any obligations, covenants, agreements, stipulations, and every other liability of a similar or dissimilar nature at law or under the terms of the Lease, or in any manner connected therewith arising after the Termination Date.

3.       Governing Law. All matters arising out of or relating to this Termination (including without limitation its interpretation, construction and enforcement) shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to any choice or conflict of law rules.

4.       Time of Essence. In all instances where one of the parties hereto is required hereunder to pay any sum or perform any act at a particular time or within an indicated period, it is expressly acknowledged, agreed and understood that time shall be of the essence.

5.       Successors and Assigns. This Termination shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns, including without limitation, any purchaser of the Property.

6.       Entire Agreement. This Termination embodies the entire agreement and understanding between the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, oral and written agreements, commitments and understandings relating to such subject matter.

7.       Severability. If any term or provision of this Termination or any application thereof shall be invalid or enforceable, the remainder of this Termination and any other application of such term or provision shall not be affected thereby.

8.       Multiple Counterparts. This Termination may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which together shall constitute but one and the same agreement. For purposes of this Termination and all documents, instruments and agreements executed in connection herewith, facsimile or PDF signatures shall be deemed to be original signatures.

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EXECUTED AND DELIVERED effective as of the date first set forth above.

LESSOR:

MEIER PROPERTIES, SERIES LLC

By:	/s/ Annette Meier
Annette Meier, Manager

LESSEE:

SUPERIOR AUTO BODY AND PAINT, LLC

By:	/s/ Justin R. Vincent
Justin R. Vincent, Manager

Signature Page to Lease Termination